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                                                                     Exhibit 8.1


                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]



                                February 5, 1998


Public Storage Properties XI, Inc.
701 Western Ave., Suite 200
Glendale, California  91201-2397

Ladies and Gentlemen:

          This opinion is being delivered to you in accordance with Section
8.1.7 of the Amended and Restated Agreement and Plan of Reorganization (the "Agreement") dated as of December 17, 1997, by and among Public Storage Properties XI, Inc., a California corporation ("PSP11"), American Office Park Properties, Inc., a California corporation ("AOPP") and Public Storage, Inc. ("PSI"). Pursuant to the Agreement, AOPP will merge with and into PSP11 (the "Merger"). We have acted as legal counsel to PSP11 in connection with the Merger. As you know, we also serve as counsel to AOPP and its principal stockholder, Public Storage, Inc., with respect to various matters.

          Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement and in the Proxy Statement and Prospectus filed with the Securities and Exchange Commission on or about the date of delivery of this opinion (the "Proxy Statement and Prospectus"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):

          1.   The Agreement;

          2. Representations made to us by PSP11 ("PSP11 Management Representation Letter");

          3. Representations made to us by AOPP and American Office Park Properties, L.P., a California limited partnership ("AOPP, L.P.") (the "AOPP Management Representation Letter," together with the PSP11 Management Representation Letter, the "Management Representation Letters");
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          4.   The Proxy Statement and Prospectus;

          5. The Amended and Restated Agreement of Limited Partnership of AOPP, L.P. dated January 1, 1997, as amended through the date hereof;

          6. The Amended and Restated Articles of Incorporation of AOPP dated as of December 30, 1996, as amended through the date hereof; and

          7. The Agreement of Contribution and Merger dated December 23, 1997, by and among AOPP, New York State Common Retirement Fund, Acquiport Two Corporation, Acquiport Three Corporation and AOPP Acquisition Corp. Three (the "NY Common Transaction");

          8. The Common Stock Purchase Agreement, dated January 23, 1998, by and among AOPP, ABKB/La Salle Securities Limited Partnership, Harvard Private Capital Realty, Inc., Cohen & Steers Capital Management, Inc., Morgan Stanley Asset Management, certain Fidelity entities and Stanford University (the "Equity Investment Transaction");

          9. Such other instruments and documents related to the formation, organization and operation of PSP11 and AOPP or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:

          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate, all copies are accurate, and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

          2. The Merger will be consummated in accordance with, and will qualify as a statutory merger under, applicable state law.

          3. The continuity of interest requirement as specified in Treas. Reg. (S) 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied.

          4. Any representation or statement made "to the knowledge" or "to the best of the knowledge" or similarly qualified is correct without such qualification.

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          5.   The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement and Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of PSP11 and AOPP will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement and Prospectus are valid and binding in accordance with their terms.

          6. AOPP will make an election to be taxed as a REIT for its taxable year ended December 31, 1997, and will not revoke such election for its short taxable year ending at the Effective Time of the Merger.

          7. As of December 31, 1997, AOPP did not have any undistributed "earnings and profits" (as defined for purposes of Section 857(a)(2) of the Code) that were accumulated in a taxable year of AOPP, Acquiport Two Corporation, or any other "C corporation" prior to December 31, 1997.

          Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion that:

          (1) for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code and, as such, (i) neither PSP11 nor AOPP will recognize taxable gain as a result of the Merger and
(ii) PSP11 Shareholders and AOPP Shareholders who do not receive any cash in connection with the Merger (including the receipt of cash as a result of the cash election with respect to their PSP11 shares) will not recognize taxable gain as a result of the Merger;

          (2) each of PSP11 and AOPP was organized and has operated in conformity with the requirements for qualification as a REIT under Sections 856 through 860 of the Code for its taxable year ending December 31, 1997, and, based on its proposed method of operation following the Merger as described in the Proxy Statement and Prospectus and the PSP11 Management Representation Letter, PSP11 will continue to meet the requirements for qualification as a REIT;

          (3) American Office Park Properties L.P., a California limited partnership, will be treated as a partnership for federal income tax purposes; and

          (4) the discussion under the heading "Federal Income Tax Considerations" in the Proxy Statement and Prospectus, to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

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          1.   This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the IRS's practices and procedures in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. PSP11 has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger, including, without limitation, the exchange by PSP11 of 13 mini-warehouse properties for 11 commercial properties owned by Public Storage, Inc. (the "Exchange") or the cash election available to PSP11 shareholders as described in the Proxy Statement and Prospectus ("Cash Election")). The transactions as to which we are not expressing an opinion would not, however, affect the opinion set forth in paragraph (2) above as to whether PSP11 will continue to meet the requirements for qualification as a REIT following the Merger. In reaching the specific tax opinions set forth above, we have taken into consideration the consequences of the NY Common Transaction and the Equity Investment Transaction.

          3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of PSP11 that may be relevant to particular classes of PSP11 shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

          4. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of

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any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In particular (although not limiting the foregoing), no opinion is expressed as to the tax treatment of the Exchange or the Cash Election as to PSP11, AOPP or any PSP11 shareholder or AOPP shareholder. Also, our opinion does not address the impact, if any, of the Merger on the tax treatment of prior transactions undertaken by AOPP or the AOPP shareholders, including, but not limited to, the transaction pursuant to which an AOPP shareholder received his or her AOPP Common Stock. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          5. PSP11's qualification and taxation as a REIT depend upon both (i) the satisfaction in the past by AOPP of the requirements for qualification and taxation as a REIT and (ii) PSP11's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code, as described in the Proxy Statement and Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its stock ownership. Hogan & Hartson L.L.P. has relied (without any independent investigation thereof) upon representations of PSP11 and AOPP with respect to these matters (including those set forth in the Management Representation Letters) and Hogan & Hartson L.L.P. has not conducted an audit or investigation with respect to either PSP11's or AOPP's past compliance with respect to these requirements and will not review PSP11's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of PSP11 and AOPP's operations, the sources of their income, the nature of their assets, the level of their distributions to shareholders and the diversity of their share ownership for any given taxable year in the past or in the future will satisfy the requirements under the Code for qualification and taxation as a REIT. In this regard, the stock ownership limits set forth in PSP11's Articles of Incorporation do not necessarily ensure that PSP11 will be able to satisfy the requirement set forth in Section 856(a)(6) of the Code that it not be closely held within the meaning of Section 856(h) of the Code for any given taxable year.

          We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the captions "Summary - Federal Income Tax Matters," "Legal Opinions" and "Federal Income Tax Considerations" in the Proxy Statement and Prospectus. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                   Very truly yours,


                                                   /s/  HOGAN & HARTSON L.L.P.

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